Exhibit 23-2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 1999, except as to Note 11, which is as of March 25, 1999, 1999, relating to the consolidated financial statements and financial statement schedule of PSINet Inc. appearing in PSINet Inc.'s Annual Report on Form 10-K for the year ended
December 31, 1998.

 /s/ PricewaterhouseCoopers LLP


Washington, D.C.
September 27, 1999